Exhibit 10.32

                              TERMINATION AGREEMENT

      THIS AGREEMENT is made and entered into this 28th day of September, 1999, by and between BNCCORP, Inc. (the "Company"); BNC National Bank (the "Bank") and Jon Strinden ("Strinden").

      WHEREAS, Strinden is an employee of the Company and the Bank; and

      WHEREAS, Strinden has voluntarily decided to terminate his employment as Executive Vice President of Financial Services and General Counsel of the Company, and all other duties with the Company and the Bank due to his desire to pursue employment outside the Company and the Bank;

      NOW, THEREFORE, pursuant to the foregoing recitals, which are an integral part hereof, and in consideration of the conditions contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


      Termination of Employment. Effective as of September 30, 1999, Strinden hereby resigns his employment with the Company and the Bank, except that Strinden agrees to provide non-legal advisory services to the Bank for a period of thirty-six (36) months as are appropriate and consistent and will not interfere with his normal practice of law or other employment. This Agreement is a result of Strinden's desire to pursue employment outside the Company and the Bank. By virtue of Strinden's resignation and this Agreement, the "Employment Agreement", dated January 1, 1999, between Strinden, the Company and the Bank, is cancelled and is null and void as of the date of this Agreement. This Agreement replaces all previous agreements between Strinden, the Company and the Bank regarding any relationships.

      Non-derogatory Conduct. Strinden shall not make any comments relating to the Company and the Bank to any other person or entity which are critical, derogatory or which are intended to injure the business or reputation of the Company and the Bank.

      Payment. Strinden shall receive, upon termination and in consideration for his advisory services to the Bank, Seventy-five Thousand and 00/100 Dollars ($75,000.00) as compensation for such services.

      Return of Property. On or before the date of termination, Strinden shall return all property and records of or belonging to the Company and the Bank, including specifically, but not exclusively, all keys to the Company and the Bank's places of business, all credit cards issued in the name of the Company or the Bank or payable by the Company or the Bank, all cellular telephones and accessories, and all computer equipment, software and passwords belonging to the Company and the Bank.

      Motor Vehicle. Strinden shall be allowed to purchase the 1998 Mercedes Benz ML320 belonging to the Company that he has been using pursuant to his Employment Agreement. The purchase price of the vehicle is Thirty-two Thousand Five Hundred and 00/100 Dollars ($32,500.00) plus applicable sales or excise tax and is due September 30, 1999 except as otherwise agreed upon by the Bank.

      Life Insurance. Strinden may purchase the life insurance policy on him presently maintained by the Company and the Bank for the cash surrender value of the policy. Strinden shall notify the Company and the Bank of his exercise or non-exercise of this option no later than September 30, 1999.

      Repayment of Country Club Membership. Strinden shall repay the sum of Six Thousand Nine Hundred and 00/100 Dollars ($6,900.00) to the Company and the Bank as reimbursement for the Fargo Country Club stock purchased and paid on his behalf by the Company and the Bank. Said funds shall be due and payable September 30, 1999 except as otherwise agreed by the Company and the Bank.

      Payment of Rental Due. Strinden shall repay the Company and the Bank for the rental payments due, the amount of Fifty-four Thousand Two-Hundred Fifty and 00/100 Dollars ($54,250.00) from his private practice conducted on premises owned or rented by the Company and the Bank and during his employment with the Company and the Bank. Said rental shall be due September 30, 1999 unless otherwise agreed to by the Company and the Bank.

      COBRA. Pursuant to COBRA, Strinden will be offered the opportunity for continued coverage under the Company's health insurance plans.

      Confidentiality Clause. Strinden agrees to maintain confidential any and all confidential and proprietary information respecting the Company's financial and business affairs and any special forms or procedures that he has had access to by reason of his position with the Company and the Bank.

      Release of the Company and the Bank. Effective as of the termination of employment, except for any obligations which arise under this Agreement, Strinden does hereby agree to hold harmless and fully, completely and forever release, acquit and discharge the Company and the Bank, its successors and assigns, its affiliated companies and the past, present and future officers, directors, board of directors, employees, agents and representatives of any and all of them, whether in their individual or official capacities, from and against any and all claims, demands, suits, actions and causes of actions of whatever kind, nature or description, whether arising out of the alleged violation of any state or federal statute, negligence, breach of contract, fraud, breach of warranty or any other theory, where legal or equitable, and the consequences thereof, including any claims, losses, costs of damages, known or unknown, liquidated or unliquidated, fixed or contingent, which Strinden has or may have or hereafter claim to have against any or all of them resulting from, arising out of, or in any manner relating to his employment with the Company and the Bank. The Company and the Bank agree to release Strinden to the same extent and degree as is contained in Strinden's above release.

      Representation as to Consideration. Strinden hereby warrants that the Release is supported by good, valuable and adequate consideration, the receipt and sufficiency of which is acknowledged, and Strinden hereby waives any defense against the enforcement or assertion of said Release based upon failure of consideration.






      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              BNCCORP, Inc.
                              BNC National Bank



                              -----------------------------------

                          By: /s/ Gregory K. Cleveland
                            President, BNCCORP, Inc.





                              /s/ Jon E. Strinden
                                    Jon Strinden